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+--------+
| FORM 5 |                      U.S.SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20551

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16,
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(1) of the Investment Company Act of 1942

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Bohuny                          Bruce                          G
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Lakeland Bancorp, Inc.        250 Oak Ridge Road
    ----------------------------------------------------------------------------
                                   (Street)

    Oak Ridge                         NJ                              07438
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Lakeland Bancorp, Inc. - LBAI
                                             -----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary) ###-##-####
               --------------

4.  Statement for Month/Year   12-2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   12-1999
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                                                             1.05%

                                                Senior Vice President/Secretary
                                                -------------------------------

-------------------------------------------------------------------------------
Table 1--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
  Lakeland Bancorp, Inc.        Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/15/00     S/D          4,307     A                                             D          *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/15/00     S/D            810     A                                             D          *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/15/00     S/D            282     A                            113,421          D          *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        02/15/00     DRP             99     A       $ 12.5000                             I          *2
------------------------------------------------------------------------------------------------------------------------------------
                              04/03/00     VP              37     A       $ 10.7100                             I
------------------------------------------------------------------------------------------------------------------------------------
                              05/15/00     DRP            112     A       $ 11.1190                             I          *2
------------------------------------------------------------------------------------------------------------------------------------
                              08/15/00     DRP            108     A       $ 11.7140                             I          *2
------------------------------------------------------------------------------------------------------------------------------------
                              11/15/00     S/D            844     A                             17,734          I          *2
------------------------------------------------------------------------------------------------------------------------------------
                              02/15/00     DRP              7     A       $ 12.5000                             I          *3
------------------------------------------------------------------------------------------------------------------------------------
                              05/15/00     DRP              9     A       $ 11.1900                             I          *3
------------------------------------------------------------------------------------------------------------------------------------
                              08/15/00     DRP              8     A       $ 11.7140                             I          *3
------------------------------------------------------------------------------------------------------------------------------------
                              11/15/00     DRP              9     A       $ 10.9200                             I          *3
------------------------------------------------------------------------------------------------------------------------------------
                              11/15/00     S/D             63     A                              1,353          I          *3
------------------------------------------------------------------------------------------------------------------------------------
Common                        02/15/00     DRP              8     A       $ 12.5000                             I          *4
------------------------------------------------------------------------------------------------------------------------------------
Common                        05/15/00     DRP              9     A       $ 11.1190                             I          *4
------------------------------------------------------------------------------------------------------------------------------------
Common                        08/15/00     DRP             10     A       $ 11.7140                             I          *4
------------------------------------------------------------------------------------------------------------------------------------
                              11/15/00     DRP             10     A       $ 10.9250                             I          *4
------------------------------------------------------------------------------------------------------------------------------------
                              11/15/00     S/D             71     A                              1,500          I          *4
------------------------------------------------------------------------------------------------------------------------------------
                              11/15/00     S/D            260     A                              5,460          I          *5
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or inderectly.


 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                      (A)             (D)

-----------------------------------------------------------------------------------------------------------------------------
Stock Option Right to
Purchse                             $  9.380               02/09/00               A                   25,000            --
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
 2/8/10          *          Common   25,000                    --             25,000                    D                --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
* Stock Option was granted pursuant to Company's 2000 Equity Compensation Program and vests in 20% annual installments beginning on grant date.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

*1   Owned by Bruce Bohuny
*2   Owned by Judy Bohuny, Wife of Bruce Bohuny
*3   Owned by Brooks Ltd., Company owned by Bruce Bohuny
*4   Partnership - Bruce Bohuny, partner of Zurick & Co.
*5   Partnership - Bruce Bohuny, partner of Zurick & Co. held by Broker

----------------------------------
            CODES:
----------------------------------
DRP   Dividend Reinvestment Plan
----------------------------------
S/D   Stock Dividend
----------------------------------
S/O   Stock Option
----------------------------------
T     Transfer
----------------------------------
VP    Voluntary Purchase
----------------------------------
P     Purchase
----------------------------------
PM    Purchase Market
----------------------------------


                             /s/ Bruce Bohuny                       2/1/01
                             --------------------------------  -----------------
                               Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note:  File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.